EXHIBIT 10.1

Execution Version

JPMORGAN CHASE BANK, N.A.
383 Madison Avenue
New York, New York 10179
November 30, 2016
Columbus McKinnon Corporation
205 Crosspoint Parkway
Getzville, New York 14068
Attention: Greg Rustowicz
Second Amended and Restated Commitment Letter
Ladies and Gentlemen:
You have advised JPMorgan Chase Bank, N.A. (“JPMorgan”, the “Commitment Party”, “us” or “we”) that Columbus McKinnon Corporation, a New York corporation (“you” or the “Company”) intends to acquire, directly or indirectly through a wholly-owned subsidiary, all of the capital stock of the company you have identified to us as “Swanlake” (the “Target”) and consummate the other transactions described on Exhibit A hereto (the “Transactions”). Capitalized terms used but not defined herein are used with the meanings assigned to them on the Exhibits attached hereto (such Exhibits, together with this letter, collectively, the “Commitment Letter”).

1.	Commitments
In connection with the Transactions, JPMorgan is pleased to advise you of its commitment to provide (a) 100% of the aggregate amount of the First Lien Facilities and (b) 100% of the aggregate amount of the Second Lien Term Facility (together with the First Lien Facilities, the “Senior Secured Facilities”), in each case upon the terms and conditions set forth in this letter and Exhibits B, C and D hereto (collectively, the “Term Sheets”).

2.	Titles and Roles

It is agreed that:
(a)(i) JPMorgan will act as sole lead arranger and sole bookrunner for the First Lien Facilities (acting in such capacities, the “First Lien Lead Arranger”); provided that the Borrower agrees that JPMorgan may perform its responsibilities hereunder through its affiliate, J.P. Morgan Securities LLC (“JPMS”) and (ii) JPMorgan will act as sole administrative agent for the First Lien Facilities (acting is such capacity, the “First Lien Administrative Agent”); and
(b) (i) JPMorgan will act as sole lead arranger and sole bookrunner for the Second Lien Term Facility (acting in such capacities, the “Second Lien Lead Arranger” and together with the First Lien Lead Arranger, the “Lead Arrangers”); provided that the Borrower agrees that JPMorgan may perform its responsibilities hereunder through JPMS and (ii) an institution to be identified by the Second Lien Lead Arranger in consultation with the you will act as sole administrative agent for the Second Lien Term Facility (acting in such capacity, the “Second Lien Administrative Agent”).
(c)JPMorgan will have “left” placement in any marketing materials or other documentation used in connection with the Senior Secured Facilities.
You agree that no other agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheets and Fee Letters referred to below) will be paid in connection with the Senior Secured Facilities unless you and we shall so reasonably agree (it being understood and agreed that no other agent, co-agent, arranger, co-arranger, bookrunner, co-bookrunner, manager or co-manager shall be entitled to greater economics in respect of the Senior Secured Facilities than the Commitment Party and that in no event will the Commitment Party be entitled to less than 60% of the economics in respect of the Senior Secured Facilities).

3.	Syndication
We intend to syndicate the Senior Secured Facilities to a group of lenders identified by us in consultation with you (together with JPMorgan, the “Lenders”). The Commitment Party intends to commence syndication efforts promptly, and you agree actively to assist (and to use your commercially reasonable efforts to cause the Target to actively assist) the Commitment Party in completing a syndication satisfactory to the Commitment Party. Such assistance shall include, prior to the Closing Date (A) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your and your affiliates’, the Target’s and the Target’s affiliates’ existing banking relationships, (B) direct contact between your senior management and advisors and the proposed Lenders (and using your commercially reasonable efforts to ensure such contact between senior management of the Target and the proposed Lenders), (C) your preparing and providing to the Commitment Party all information, including financial information, with respect to you and your subsidiaries (and using your commercially reasonable efforts to cause the Target to prepare and provide information, including financial information, with respect to the Target and its subsidiaries) and the Acquisition, including Projections (as defined below), as the Commitment Party may reasonably request in connection with the arrangement and syndication of the Senior Secured Facilities and your assistance (and using your commercially reasonable efforts to cause the Target to assist) in the preparation of one or more confidential information memoranda (each, a “Confidential Information Memorandum”) and other marketing materials to be used in connection with the syndication (all such information, memoranda and material, “Information Materials”), (D) your hosting, with the Commitment Party, of one or more meetings of prospective Lenders at times and locations to be mutually agreed (and using your commercially reasonable efforts to cause the officers of the Target to be available for such meetings), (E) your using your commercially reasonable efforts to obtain (x) indicative corporate credit and/or corporate family ratings for you (after giving effect to the Transactions) and (y) ratings for the Senior Secured Credit Facilities, in each case from each of Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC (“S&P”) as soon as practicable and in any event prior to the commencement of syndication of the Senior Secured Facilities, and (F) your ensuring that there is no competing offering, placement, arrangement or syndication of any debt securities or bank financing (other than the Senior Secured Facilities) or announcement thereof by or on behalf of you or your subsidiaries. Upon the request of the Commitment Party, you will use your commercially reasonable efforts to furnish and to cause the Target to furnish, for no fee, to the Commitment Party an electronic version of your or Target’s, as applicable, trademarks, service marks and corporate logos for use in marketing materials for the purpose of facilitating the syndication of the Senior Secured Facilities (the “License”); provided, however, that the License shall be used solely for the purpose described above and may not be assigned or transferred. You also understand and acknowledge that we may provide to market data collectors, such as league table, or other service providers to the lending industry, information regarding the closing date, size, type, purpose of, and parties to, the Senior Secured Facilities.

The Commitment Party will manage, in consultation with you, all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. You hereby acknowledge and agree that the Commitment Party will have no responsibility other than to arrange the syndication as set forth herein and in no event shall the Commitment Party be subject to any fiduciary or other implied duties in connection with the transactions contemplated hereby.

At the request of the Commitment Party, you agree to assist in the preparation of a version of each Confidential Information Memorandum or other Information Material (a “Public Version”) consisting exclusively of information with respect to you and your subsidiaries, the Target and its subsidiaries and the Acquisition that is either publicly available or not material with respect to you and your subsidiaries, the Target and its subsidiaries, any of your or the Target’s respective securities or the Acquisition for purposes of United States federal and state securities laws (such information, “Non-MNPI”). Such Public Versions, together with any other information prepared by you or the Target or your or its affiliates or representatives and conspicuously marked “Public” (collectively, the “Public Information”), which at a minimum means that the word “Public” will appear prominently on the first page of any such information, may be distributed by us to prospective Lenders who have advised us that they wish to receive only Non-MNPI (“Public Side Lenders”). You acknowledge and agree that, in addition to Public Information and unless you promptly notify us otherwise, (a) drafts and final definitive documentation with respect to the Senior Secured Facilities, (b) administrative materials prepared by the Commitment Party for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda) and (c) notifications of changes in the terms of the Senior Secured Facilities may be distributed to Public Side Lenders. You acknowledge that the Commitment Party’s public-side employees and representatives who are publishing debt analysts may participate in any meetings held pursuant to clause (D) of the second preceding paragraph; provided that such analysts shall not publish any information obtained from such meetings (i) until the syndication of the Senior Secured Facilities has been completed upon the making of allocations by the Lead Arrangers and the Lead Arrangers freeing the Senior Secured Facilities to trade or (ii) in violation of any confidentiality agreement between you and the Commitment Party.
In connection with our distribution to prospective Lenders of any Confidential Information Memorandum and, upon our request, any other Information Materials, you will execute and deliver to us a customary authorization letter authorizing such distribution and, in the case of any Public Version thereof or other Public Information, representing that it only contains Non-MNPI. Each Confidential Information Memorandum will be accompanied by a disclaimer exculpating you and us with respect to any use thereof and of any related Information Materials by the recipients thereof.
Notwithstanding the foregoing, neither the commencement nor the completion of syndication of the Senior Secured Facilities shall be a condition to the availability of the Senior Secured Facilities on the Closing Date.
The Commitment Party acknowledges that the Company, as part of the syndication of the Senior Secured Facilities, would like to increase the amount of the Revolving Facility to $100 million subject to the receipt of sufficient commitments from Lenders pursuant to such syndication efforts (it being understood that the commitment under this Commitment Letter to provide the Revolving Facility is limited to $75 million).

4.	Information
You hereby represent and warrant that with respect to any information relating to you, or to your knowledge, any information relating to the Target and its subsidiaries (a) all information (including all Information Materials), other than the Projections and information of a general economic or industry specific nature (the “Information”), that has been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby, when taken as a whole, does not or will not, when furnished to us, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements thereto) and (b) the financial projections and other forward-looking information (the “Projections”) that have been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished to us (it being recognized by the Commitment Party that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material). You agree that if, at any time prior to the Closing Date and thereafter until completion of our syndication efforts, you become aware that any of the representations in the preceding sentence would be incorrect if such Information or Projections were furnished at such time and such representations were remade, in any material respect, then you will (or, with respect to the Information and Projections relating to the Target and its subsidiaries, will use commercially reasonable efforts to) promptly supplement the Information and the Projections so that (with respect to Information and Projections relating to the Target and its subsidiaries, to your knowledge) such representations when remade would be correct, in all material respects, under those circumstances. You understand that in arranging and syndicating the Senior Secured Facilities we may use and rely on the Information and Projections without independent verification thereof.

5.	Fees
As consideration for the commitments and agreements of the Commitment Party hereunder, you agree to pay or cause to be paid the nonrefundable fees described in the Second Amended and Restated Arranger Fee Letter dated the date hereof and delivered herewith (the “Arranger Fee Letter”) and the Amended and Restated Administrative Agent Fee Letter dated the date hereof and delivered herewith (the “Administrative Agent Fee Letter” and together with the Arranger Fee Letter, the “Fee Letters”), in each case, on the terms and subject to the conditions set forth therein.

6.	Conditions
The Commitment Party’s commitments and agreements hereunder are subject only to the conditions set forth in Exhibit B under the heading “CERTAIN CONDITIONS - Initial Conditions”, Exhibit C under the heading “CERTAIN CONDITIONS - Conditions Precedent” and in Exhibit D.
Notwithstanding anything in this Commitment Letter, the Fee Letters, the First Lien Facilities Documentation (as defined in Exhibit B) or the Second Lien Facilities Documentation (as defined in Exhibit C) (together with the First Lien Facilities Credit Documentation, the “Senior Secured Facilities Documentation”) to the contrary, (a) the only representations relating to you and your subsidiaries and the Target and its subsidiaries and their respective businesses the accuracy of which shall be a condition to availability of the Senior Secured Facilities on the Closing Date shall be (i) such of the representations made by and on behalf of the Target in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that the accuracy of any such representation is a condition to your (or your affiliate’s) obligations to close under the Purchase Agreement or you have (or your affiliate has) the right to terminate your (or its) obligations under the Purchase Agreement as a result of a breach of such representations in the Purchase Agreement (the “Purchase Agreement Representations”) and (ii) the Specified Representations (as defined below), and (b) the terms of the Senior Secured Facilities Documentation shall be in a form such that they do not impair availability of the funding for the Senior Secured Facilities on the Closing Date if the conditions set forth in this Commitment Letter are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties referred to in the Term Sheets relating to corporate existence and qualification, power and authority, due authorization, execution and delivery of, and enforceability of, the Senior Secured Facilities Documentation, effectiveness, validity and perfection of priority liens in the collateral under the security documents (subject to the limitations set forth in the preceding sentence), no conflicts with organizational documents and material debt agreements, use of proceeds, Investment Company Act, compliance with laws, solvency (on a consolidated basis as of the Closing Date), Patriot Act, OFAC, FCPA, Federal Reserve margin regulations, the Investment Company Act and status of the Senior Secured Facilities and the guaranties thereof as senior debt. Notwithstanding anything in this Commitment Letter or the Fee Letters to the contrary, the only conditions to availability of the Senior Secured Facilities on the Closing Date are set forth in each of the relevant Term Sheets under the heading “CERTAIN CONDITIONS - Initial Conditions” (in the case of Exhibit B)

or “CERTAIN CONDITIONS - Conditions Precedent” (in the case of Exhibit C) and in Exhibit D. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.

7.Indemnification and Expenses
You agree (a) to indemnify and hold harmless the Commitment Party, their affiliates and their respective directors, officers, employees, advisors, agents and other representatives (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letters, the Senior Secured Facilities, the use of the proceeds thereof or the Acquisition and the Transactions or any claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person upon demand for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the willful misconduct or gross negligence of such indemnified person or its control affiliates, directors, officers or employees (collectively, the “Related Parties”) and (b) regardless of whether the Closing Date occurs, to reimburse the Commitment Party and its affiliates for all reasonable, documented out-of-pocket expenses that have been invoiced at least one business day prior to the Closing Date or following termination or expiration of the commitments hereunder (including due diligence expenses, syndication expenses, travel expenses, and the fees, charges and disbursements of counsel) incurred in connection with each of the Senior Secured Facilities and any related documentation (including this Commitment Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. It is further agreed that the Commitment Party shall only have liability to you (as opposed to any other person) and that the Commitment Party shall be liable solely in respect of its own commitment to the Senior Secured Facilities on a several, and not joint, basis with any other Commitment Party. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of such indemnified person (or any of its Related Parties). None of the indemnified persons or you, or any of your or their respective affiliates or the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letters, the Senior Secured Facilities or the transactions contemplated hereby, provided that nothing contained in this sentence shall limit your indemnity obligations to the extent set forth in this Section 7.

8.Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities
You acknowledge that the Commitment Party (or an affiliate) is a full service securities firm and such person may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of you, your affiliates, the Target and its affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter. In addition, the Commitment Party and its affiliates will not use confidential information obtained from you or your affiliates or on your or their behalf by virtue of the transactions contemplated hereby in connection with the performance by the Commitment Party and its affiliates of services for other companies or persons and the Commitment Party and its affiliates will not furnish any such information to any of their other customers. You also acknowledge that the Commitment Party and their respective affiliates have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or persons.
You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Commitment Party is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether the Commitment Party has advised or are advising you on other matters, (b) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (c) you have been advised that the Commitment Party is engaged in a broad range of transactions that may involve interests that differ from your interests and that the Commitment Party has no obligation to disclose such interests and transactions to you, (d) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (e) the Commitment Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (f) the Commitment Party has no obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by the Commitment Party and you or any such affiliate. You agree that you will not assert any claim against the Commitment Party based on an alleged breach of fiduciary duty by the Commitment Party in connection with this Commitment Letter and the transactions contemplated hereby.
9. Confidentiality
This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letters nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person except (a) you and your officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors, and those of the Target and its subsidiaries and the Target itself, in each case on a confidential and need-to-know basis, (provided that any disclosure of any Fee Letter or its terms or substance to the Target or its officers, directors, employees, attorneys, accountants, agents or advisors shall be redacted in respect of the amount of fees and “market flex” set forth therein, unless the Commitment Party otherwise agrees), (b) in any legal, judicial or administrative proceeding or as otherwise required by law or regulation or as requested by a governmental authority (in which case you agree, to the extent permitted by law, to inform us promptly in advance thereof), (c) upon notice to the Commitment Party, this Commitment Letter and the existence and contents hereof (but not the Fee Letters or the contents thereof other than the existence thereof and the contents thereof as part of projections, pro forma information and a generic disclosure of aggregate sources and uses to the extent customary in marketing materials and other required filings) may be disclosed in any syndication or other marketing material in connection with the Senior Secured Facilities or in connection with any public filing requirement, and (d) the Term Sheets may be disclosed to potential Lenders and to any rating agency in connection with the Acquisition and the Senior Secured Facilities.
The Commitment Party shall use all nonpublic information received by it in connection with the Acquisition and the related transactions solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent the Commitment Party from disclosing any such information (a) to rating agencies, (b) to any Lenders or participants or prospective Lenders or participants, (c) in any legal, judicial, administrative proceeding or other compulsory process or as required by applicable law or regulations (in which case the Commitment Party shall promptly notify you, in advance, to the extent permitted by law), (d) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Party or its affiliates, (e) to the employees, legal counsel, independent auditors, professionals and other experts or agents of the Commitment Party (collectively, “Representatives”) who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential and the Commitment Party shall be responsible for its Representatives’ compliance with this paragraph, (f) to any of its respective affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential, and the Commitment Party shall be responsible for its affiliates’ compliance with this paragraph), (g) to the extent any such information becomes publicly available other than by reason of disclosure by the Commitment Party, its affiliates or Representatives in breach of this Commitment Letter, (h) to market data collectors and service providers providing services in connection with the syndication or administration of the Senior Secured Facilities, and (i) for purposes of establishing a “due diligence” defense; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis in accordance with the standard syndication processes of the Commitment Party or customary market standards for dissemination of such type of information. The provisions of this paragraph shall automatically terminate one year following the date of this Commitment Letter.

10. Miscellaneous
This Commitment Letter shall not be assignable by you without the prior written consent of the Commitment Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein. The Commitment Party reserves the right to employ the services of their affiliates in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates certain fees payable to the Commitment Party in such manner as the Commitment Party and its affiliates may agree in their sole discretion. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and the Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letters are the only agreements that have been entered into among us and you with respect to the Senior Secured Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter and any claim or controversy arising hereunder or related hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.
You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or Federal court sitting in the Borough of Manhattan in the City of New York over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter or the Fee Letters or the performance of services hereunder or thereunder. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. You and we hereby irrevocably agree to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of the Transactions, this Commitment Letter or the Fee Letters or the performance of services hereunder or thereunder.
The Commitment Party hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Company and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow such Lender to identify the Company and each Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Party and each Lender.
The indemnification, fee, expense, jurisdiction, syndication and confidentiality provisions contained herein and in the Fee Letters shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including as to the provision of information and representations with respect thereto) and (b) confidentiality) shall automatically terminate and be superseded, to the extent comparable, by the provisions of the Senior Secured Facilities Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time, in each case to the extent the Senior Secured Facilities Documentation has comparable provisions with comparable coverage.
If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letters by returning to us executed counterparts of this Commitment Letter and the Fee Letters not later than 5:00 p.m., New York City time, on December 1, 2016. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. In the event that the initial borrowing under the Senior Secured Facilities does not occur on or before the Expiration Date, then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our discretion, agree to an extension. “Expiration Date” means the earliest of (i) the date that is five (5) months after the date hereof, (ii) the closing of the Acquisition (x) in the case of the Revolving Facility and the First Lien Term Facility, without the use of the First Lien Term Facility or (y) in the case of the Second Lien Term Facility, without the use of the Second Lien Term Facility and (iii) the termination of the Purchase Agreement prior to closing of the Acquisition.

This Commitment Letter amends, restates and supersedes in its entirety that certain amended and restatedcommitment letter dated November 28, 2016 addressed to you by the Commitment Party.

We are pleased to have been given the opportunity to assist you in connection with this important financing.
Very truly yours,

JPMORGAN CHASE BANK, N.A.
By:	/s/ Karen L. Mikols
Name:Karen L. Mikols
Title:Authorized Officer

Accepted and agreed to as of the date first written above:
COLUMBUS MCKINNON CORPORATION
By: /s/ Gregory P Rustowicz
Name: Gregory P Rustowicz
Title:V.P. Finance & CFO

EXHIBIT A
TRANSACTION SUMMARY
Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached and in Exhibits B and C thereto.

Columbus McKinnon Corporation (the “Borrower”) intends to acquire (the “Acquisition”) the company identified to us as “Swanlake” (the “Target”) pursuant to a Share Purchase Agreement among the Seller, the Target and the Borrower (except for changes to correct typographical errors, in the form provided by the Borrower to Nelli Zaltsman of Simpson Thacher & Bartlett LLP via electronic mail at 9:21 a.m. New York City time on November 30, 2016) (together with all exhibits, schedules, annexes, other attachments in the form (except for changes to correct typographical errors) provided by the Borrower to Nelli Zaltsman of Simpson Thacher & Bartlett LLP via electronic mail from 1:16 a.m. to 3:15 a.m. New York City time on November 30, 2016, the “Purchase Agreement”).
In connection therewith, it is intended that:
(a)    The Borrower will obtain senior secured first lien credit facilities (the “First Lien Facilities”) in an aggregate amount of $470 million comprised of (i) a revolving facility (the “Revolving Facility”) in an aggregate amount of $75 million and (ii) a term loan facility (the “First Lien Term Facility”) in an aggregate amount of $395 million, as described in Exhibit B.
(b)    The Borrower will obtain a senior secured second lien term loan facility (the “Second Lien Term Facility” and, together with the First Lien Facilities, the “Senior Secured Facilities”) in an aggregate amount of $100 million as described in Exhibit C.
(c)    The proceeds of the Senior Secured Facilities will be applied on the Closing Date (i) to refinance certain existing indebtedness of the Company and the Target, (ii) to pay the cash consideration for the Acquisition and (iii) to pay the fees and expenses incurred in connection with the Transactions.
The transactions described above are collectively referred to herein as the “Transactions”. For purposes of this Commitment Letter and the Fee Letters, “Closing Date” shall mean the date of the satisfaction or waiver of the conditions set forth in Exhibit D and the initial funding of the relevant Credit Facilities.B-9

EXHIBIT B
$470 million
First Lien Facilities
Summary of Terms and Conditions
Set forth below is a summary of the principal terms and conditions for the First Lien Facilities. Capitalized terms used but not defined shall have the meanings set forth in the Commitment Letter to which this Exhibit B is attached and in Exhibits A, C and D attached thereto.

1.	PARTIES

Borrowers:	Columbus McKinnon Corporation (the “Company”) and certain designated subsidiaries of the Company (each, a “Designated Borrower” and, together with the Company, the “Borrowers”).

Guarantors:
Each of the Company’s direct and indirect, existing and future, U.S. subsidiaries and certain non-U.S. subsidiaries (the “Guarantors”; together with the Company, the “Loan Parties”), subject to exceptions substantially similar to those set forth in the Existing Credit Agreement (as defined below).

Sole Lead Arranger and

Sole Bookrunner:	JPMorgan Chase Bank, N.A. ( “JPMorgan“ or in such capacity, the “First Lien Lead Arranger”).
Administrative Agent:    JPMorgan (in such capacity, the “First Lien Administrative
Agent”).
Lenders:    A syndicate of banks, financial institutions and other entities arranged by the Commitment Party (collectively, the “First Lien Lenders”).

2.	TYPES AND AMOUNTS OF FIRST LIEN FACILITIES

A. First Lien Term Facility

Type and Amount:	A 7 year term loan facility (the “First Lien Term Facility”) in the amount of $395 million (the loans thereunder, the “First Lien Term Loans”).
Maturity and

Amortization:	The First Lien Term Loans will mature on the date that is 7 years after the funding of the First Lien Term Loans (the
“First Lien Term Maturity Date”).
The First Lien Term Loans shall be repayable in equal quarterly installments in an aggregate annual amount equal to 1% of the original amount of the First Lien Term Facility.

The balance of the First Lien Term Loans will be repayable on the Term Maturity Date.

Availability:	The First Lien Term Loans shall be made in a single drawing on the Closing Date. Repayments and prepayments of the First Lien Term Loans may not be reborrowed.

Use of Proceeds:	The proceeds of the First Lien Term Loans will be used to finance in part the Transactions and to pay related fees and expenses.
B. Revolving Facility:

Type and Amount:
A 5-year revolving facility (the “Revolving Facility”; and together with the First Lien Term Loans, the “First Lien Facilities”; the commitments thereunder, the “Revolving Commitments”) in the amount of $75 million (the loans thereunder, together with (unless the context otherwise requires) the Swingline Loans referred to below, the “Revolving Loans”; and together with the First Lien Term Loans, the “First Lien Loans”).

A portion of the Revolving Facility not in excess $40 million will be available in Canadian Dollars, Euros, Hong Kong Dollars, Mexican Pesos, Sterling, Swiss Francs and Yen and other currencies approved by the lenders.
Availability and

Maturity:
The Revolving Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on the date that is 5 years after the Closing Date (the “Revolving Termination Date”). The Revolving Commitments will expire, and the Revolving Loans will mature, on the Revolving Termination Date.

Letters of Credit:
A portion of the Revolving Facility not in excess of $40 million shall be available for the issuance of letters of credit (the “Letters of Credit”) by the First Lien Lead Arrangers or other First Lien Lenders reasonably satisfactory to the Company (in such capacity, the “Issuing Lender”). The letters of credit outstanding under that certain Credit Agreement, dated as of January 23, 2015, by and among, inter alios, the Company and JPMorgan (as amended from time to time, the “Existing Credit Agreement”) shall be rolled over and constitute Letters of Credit under the Revolving Facility (it being understood and agreed that Bank of America shall be the Issuing Lender with respect to certain rolled over Letters of Credit). No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance unless consented to by the Issuing Lender and (b) five business days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above) Drawings under any Letter of Credit shall be reimbursed by the Company (whether with its own funds or with the proceeds of Revolving Loans) within one business day. To the extent that the Company does not so reimburse the Issuing Lender, the First Lien Lenders under the Revolving Facility shall be irrevocably and unconditionally obligated to fund participations in the reimbursement obligations on a pro rata basis.

Swingline Loans:
A portion of the Revolving Facility not in excess of $10 million shall be available for swingline loans (the “Swingline Loans”) from the First Lien Administrative Agent on same-day notice. Any Swingline Loans will reduce availability under the Revolving Facility on a dollar-for-dollar basis. Each First Lien Lender under the Revolving Facility shall be irrevocably and unconditionally required to purchase, under certain circumstances, a participation in each Swingline Loan on a pro rata basis. The total exposure of JPMorgan Chase Bank with respect to the Revolving Commitments (including the full amount of the swingline loans that are outstanding) shall at no time exceed its Revolving Commitment.

Use of Proceeds:	The proceeds of the Revolving Loans shall be used to finance the working capital needs and general corporate purposes of the Borrower and its subsidiaries.

C. Incremental Facilities:
The First Lien Credit Documentation will permit the Company to add one or more incremental term loan facilities to the First Lien Facilities (each, an “First Lien Incremental Term Facility”) and/or increase commitments under the Revolving Facility (any such increase, an “Incremental Revolving Facility”; together with any First Lien Incremental Term Facilities, the “First Lien Incremental Facilities”) in an aggregate principal amount (the “Available Incremental Amount”) of the sum of (a) $75 million plus (b) unlimited amounts subject to pro forma compliance (assuming, in the case of an Incremental Revolving Facility, the full drawing thereunder and after giving effect to other permitted pro forma adjustment events and any permanent repayment of indebtedness after the beginning of the relevant determination period but prior to or simultaneous with such borrowing, but excluding the usage of any amount under clause (a) on the same day) with a Total Net First Lien Leverage Ratio (to be defined in a manner to be agreed and only including debt which is secured by a first lien on assets) of 2.85:1.00 (it being understood that the Borrower shall be deemed to have used the amounts under clause (b) prior to utilization of clause (a)); provided that (i) no First Lien Lender will be required to participate in any such First Lien Incremental Facility, (ii) no event of default or default exists or would exist after giving effect thereto, (iii) on a pro forma basis after giving effect to the incurrence of any such Incremental Facility (assuming, in the case of an Incremental Revolving Facility, the full drawing thereunder and after giving effect to other permitted pro forma adjustment events and any permanent repayment of indebtedness after the beginning of the relevant determination period but prior to or simultaneous with such borrowing), the Company is in compliance with the financial covenants in the First Lien Credit Documentation recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available, (iv) the representations and warranties in the First Lien Credit Documentation shall be true and correct in all material respects immediately prior to, and after giving effect to, the incurrence of such First Lien Incremental Facility, (v) the maturity date and weighted average life to maturity of any such First Lien Incremental Term Facility shall be no earlier than the maturity date and weighted average life to maturity, respectively, of the First Lien Term Loan Facility, (vi) the interest rates and, subject to clause (v) above, amortization schedule applicable to any First Lien Incremental Term Facility shall be determined by the Company and the lenders thereunder; provided that, prior to the first anniversary of the Closing Date, the all-in yield (whether in the form of interest rate margins, original issue discount, upfront fees or LIBOR/ABR floors) applicable to any First Lien Incremental Term Facility will not be more than 0.50% higher than the corresponding all-in yield (giving effect to interest rate margins, original issue discount, upfront fees and LIBOR/ABR floors) for the existing First

Lien Term Facility, unless the interest rate margins with respect to the existing First Lien Term Facility are increased by an amount equal to the difference between the all-in yield with respect to the Incremental Term Facility and the corresponding all-in yield on the existing First Term Loan Facility minus 0.50%, (vii) any Incremental Revolving Facility shall be on the same terms as are applicable to the Revolving Facility (including the maturity date in respect thereof) and (viii) any First Lien Incremental Term Facility shall be on terms and pursuant to documentation to be determined, provided that, to the extent such terms and documentation are not consistent with, the First Lien Term Loan Facility (except to the extent permitted by clause (v) or (vi) above), they shall be reasonably satisfactory to the First Lien Administrative Agent. The proceeds of the First Lien Incremental Facilities shall be used for general corporate purposes of the Company and its subsidiaries.
3. CERTAIN PAYMENT PROVISIONS
Fees and Interest Rates:            As set forth on Annex I.
Optional Prepayments and

Commitment Reductions:
First Lien Loans may be prepaid and Revolving Commitments may be reduced, in whole or in part without premium or penalty, in minimum amounts to be agreed, at the option of the Company at any time upon one day’s (or, in the case of a prepayment of (i) Eurodollar Loans (as defined in Annex I hereto) denominated in U.S. dollars, three days’ and (ii) Eurodollar Loans denominated in Canadian Dollars, Euros, Hong Kong Dollars, Mexican Pesos, Sterling, Swiss Francs or Yen, four days’) prior notice, subject to reimbursement of the First Lien Lenders’ redeployment costs in the case of a prepayment of Eurodollar Loans prior to the last day of the relevant interest period. Optional prepayments of the First Lien Term Loans shall be applied as directed by the Company.

Any (a) voluntary prepayment of the First Lien Term Loans using proceeds of indebtedness incurred by the Borrower from a substantially concurrent incurrence of indebtedness for which the interest rate payable thereon on the date of such prepayment is lower than the Eurodollar Rate on the date of such prepayment plus the Applicable Margin with respect to the First Lien Term Loans on the date of such prepayment and (b) repricing of the First Lien Term Loans pursuant to an amendment to the First Lien Credit Documentation (as defined below) resulting in the interest rate payable thereon on the date of such amendment being lower than the Eurodollar Rate on the date immediately prior to such amendment plus the Applicable Margin with respect to the First Lien Term Loans on the date immediately prior to such amendment shall be accompanied by a prepayment fee equal to 1.0% of the aggregate principal amount of such prepayment (or, in the case of clause (b) above, of the aggregate amount of Term Loans outstanding immediately prior to such amendment) if made on or prior to the first anniversary of the Closing Date; provided that, in no event shall such fee be payable in connection with any prepayment or repayment in connection with an initial public offering, change of control, acquisition or other investment otherwise prohibited by the First Lien Credit Documentation (as defined below).

Mandatory Prepayments:	Mandatory prepayments of First Lien Term Loans shall be required from:

(a)100% of the net cash proceeds from any non-ordinary course sale or other disposition of assets (including as a result of casualty or condemnation) by the Company and its subsidiaries (subject to exceptions and reinvestment rights to be agreed);
(b)100% of the net cash proceeds from issuances or incurrences of debt by the Company and its subsidiaries (other than indebtedness permitted by the First Lien Facilities); and
(c)50% with step-downs to 25% and 0% based upon the achievement and maintenance of a Total Net First Lien Leverage Ratios (as defined below) equal to or less than 2.60:1.00 and 1.60:1.00, respectively (such stepdowns, the “Excess Cash Flow Stepdowns”) of annual Excess Cash Flow (to be defined in a manner to be agreed) of the Company and its subsidiaries; provided that any voluntary prepayments of First Lien Term Loans during the applicable fiscal year or after year-end and prior to the time such Excess Cash Flow prepayment is due, other than prepayments funded with the proceeds of indebtedness, shall be credited against Excess Cash Flow prepayment obligations for such fiscal year on a dollar-for-dollar basis without duplication of any such credit in any prior fiscal year.
All mandatory prepayments of First Lien Term Loans will be applied first to scheduled installments thereof occurring within the next 12 months in direct order of maturity and second ratably to the remaining respective installments thereof. Mandatory prepayments of the First Lien Term Loans may not be reborrowed.
4.     COLLATERAL

Collateral:
Subject to exclusions and limitations consistent with the Existing Credit Agreement and others to be agreed, the obligations of each of the Company and the Guarantors in respect of the First Lien Facilities and any swap agreements and cash management arrangements provided by any First Lien Lender (or any affiliate of a First Lien Lender) shall be secured by a perfected first priority security interest in all of its tangible and intangible assets (including, without limitation, intellectual property and all of the capital stock of its direct subsidiaries (limited, in the case of foreign subsidiaries, to 65% of the capital stock thereof)), except for those assets as to which the First Lien Administrative Agent shall determine in its sole discretion that the cost of obtaining a security interest therein is excessive in relation to the value of the security to be afforded thereby.

The liens securing the First Lien Facilities will rank senior to the liens securing the Second Lien Term Facility and any permitted refinancing thereof. The lien priority, relative rights and other creditors’ rights issues in respect of the First Lien Facilities and the Second Lien Term Facility shall be governed by an intercreditor agreement reasonably satisfactory to the First Lien Administrative Agent (the “Intercreditor Agreement”).
3.     CERTAIN CONDITIONS

Initial Conditions:	The availability of the First Lien Facilities on the Closing Date will be subject only to the conditions precedent set forth in Exhibit D.

On-Going Conditions:
After the Closing Date, the making of each Revolving Loan and the issuance of each Letter of Credit shall be conditioned upon (a) the accuracy in all material respects (and in all respects if qualified by materiality) of all representations and warranties in the First Lien Credit Documentation for the

First Lien Facilities and (b) there being no default or event of default in existence at the time of, or after giving effect to, such extension of credit. It is agreed that the First Lien Credit Documentation shall include additional conditions to be agreed by the First Lien Administrative Agent and the Company with respect to the designation of Designated Borrowers.
6. DOCUMENTATION
First Lien Credit

Documentation:
The definitive documentation for the First Lien Facilities (the “First Lien Credit Documentation”) shall (i) be consistent with this Exhibit B, (ii) contain only those representations and warranties, expressly set forth in this Term Sheet and (iii) otherwise contain terms and provisions which are substantially similar to the terms and provisions of the Existing Credit Agreement, together with other terms and provisions to be mutually agreed upon, subject to the Limited Conditionality Provision (it being understood and agreed that the only conditions to the availability of the Revolving Commitments and the funding of the First Lien Term Loans on the Closing Date are the conditions set forth in Exhibit D to the Commitment Letter).

Financial Covenants:    First Lien Term Facility: None.
Revolving Facility: At any time that any extension of credit under the Revolving Facility shall remain outstanding (excluding Letters of Credit) limited to a maximum total net leverage ratio (the “Total Net Leverage Ratio”) for the four consecutive fiscal quarters (each, a “Test Period”) ended on such date not to exceed (i) 5.00:1.00 as of any date of determination prior to December 31, 2017, (ii) 4.50:1.00 as of any date of determination on December 31, 2017 and thereafter but prior to December 31, 2018, (iii) 4.00:1.00 as of any date of determination on December 31, 2018 and thereafter but prior to December 31, 2019 and (iv) 3.50:1.00 as of any date of determination on December 31, 2019 and thereafter.

Representations and Warranties:
Existence, qualification and power; authorization; no contravention; governmental authorization; other consents; binding effect; financial statements; no material adverse effect; no internal control event; litigation; no default; ownership of property; liens; environmental compliance; insurance; taxes; ERISA compliance; subsidiaries; equity interests; margin regulations; investment company act; other regulations; disclosure; compliance with laws; intellectual property; licenses, etc.; perfection of security interest; properties; solvency; bank accounts; obligations as senior debt; use of proceeds; representations as to foreign loan parties; anti-corruption laws and sanctions.

Affirmative Covenants:
Financial statements; certificates; other information; notices; payment of obligations; preservation of existence, etc.; maintenance of properties; maintenance of insurance; compliance with laws, organizational documents and contractual obligations; books and records; inspection rights; use of proceeds; additional guarantors and pledgors; approvals and authorizations; environmental laws; centre of main interest and establishment.

Negative Covenants:
Limitations on: indebtedness (including guarantee obligations which shall permit among other things, Incremental Equivalent Debt (as defined below)); liens; mergers, consolidations, liquidations and dissolutions; sales of assets; dividends and other payments in respect of capital stock; acquisitions, investments, loans and advances; prepayments and modifications of subordinated, junior lien and other material debt instruments; transactions with affiliates; sale-leasebacks; changes in fiscal year; hedging arrangements; negative pledge clauses (including, without limitation, negative pledge clauses with respect to real property) and clauses restricting subsidiary distributions; changes in lines of business; amendments to certain material agreements (including the Purchase Agreement, and the other transaction documents).

Notwithstanding anything herein to the contrary, the limitations on dividends and other payments in respect of capital stock, investments, and prepayments and modifications of subordinated, junior lien and other material debt instruments shall be subject to a carve out in an amount to be agreed, which shall be comprised of a minimum fixed amount, plus the aggregate amount of Excess Cash Flow not otherwise required to be applied to prepay the Senior Secured Facilities for any fiscal year plus the aggregate amount of net cash proceeds of equity issuances following the Closing Date (such amount, the “Cumulative Credit”), in each case subject to pro forma compliance with a Total Net First Lien Leverage Ratio to be agreed.
For purposes of this Exhibit B, “Incremental Equivalent Debt” means indebtedness in an amount not to exceed the then available Available Incremental Amount consisting of one or more credit or debt facilities (senior secured pari passu with the First Lien Facilities, junior secured or unsecured), the issuance of senior secured first lien or junior lien notes, subordinated notes or senior unsecured notes, in each case issued in a public offering, Rule 144A or other private placement or bridge facility in lieu of the foregoing, or secured or unsecured “mezzanine” debt, in each case on customary terms and conditions; provided that any Incremental Equivalent Debt incurred that is (x) secured on a junior lien basis to the First Lien Facilities will be subject to pro forma compliance with a maximum Total Net Senior Secured Leverage Ratio (to be defined in a manner to be agreed and only including debt which is secured by a lien on assets) of 3.70:1.00 or (y) unsecured will be subject to pro forma compliance with a maximum Total Net Leverage Ratio of 4.50:1.00.

Events of Default:
Nonpayment of principal when due; nonpayment of interest or fees within 3 business days of when due or other amounts after 5 business days from when due; material inaccuracy of a representation or warranty when made; violation of a covenant (subject, in the case of certain affirmative covenants, to a grace period of 30 days); cross-default to material indebtedness; bankruptcy events; certain ERISA events; material judgments; actual or asserted invalidity of any guarantee, security document or subordination provisions or non-perfection of any security interest; and a change of control (the definition of which is to be agreed).

Voting:
Amendments and waivers with respect to the First Lien Credit Documentation shall require the approval of First Lien Lenders holding more than 50% of the aggregate amount of the First Lien Term Loans and

Revolving Commitments (the “Required First Lien Lenders”), except that (a) the consent of each First Lien Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of any amortization or final maturity of any First Lien Loan, (ii) assignments or transfers by the Borrower of its rights and obligations under the First Lien Credit Documentation, (iii) reductions in the rate of interest or any fee or extensions of any due date thereof, (iv) increases in the amount or extensions of the expiry date of any First Lien Lender’s commitment and (iv) changes in the pro rata sharing provisions and (b) the consent of 100% of the First Lien Lenders shall be required with respect to (i) reductions of any of the voting percentages, (ii) releases of all or substantially all the collateral and (iii) releases of all or substantially all of the Guarantors.

Notwithstanding the foregoing, amendments and waivers of the financial covenants with respect to the Revolving Facility shall only require the approval of First Lien Lenders holding more than 50% of the aggregate amount of the Revolving Facility commitments (other than any Defaulting Lender) without the consent of any other First Lien Lenders.

The First Lien Credit Documentation shall contain customary provisions for replacing non-consenting First Lien Lenders in connection with amendments and waivers requiring the consent of all First Lien Lenders or of all Lenders directly affected thereby so long as the Required First Lien Lenders of the aggregate amount of the First Lien Term Loans and Revolving Commitments shall have consented thereto.

Assignments and Participations:
The First Lien Lenders shall be permitted to assign all or a portion of their First Lien Loans and commitments with the consent, not to be unreasonably withheld, of (a) the Company, unless (i) the assignee is a First Lien Lender, an affiliate of a First Lien Lender or an approved fund or (ii) an event of default has occurred and is continuing, (b) the First Lien Administrative Agent, unless a First Lien Term Loan is being assigned to a First Lien Lender, an affiliate of a First Lien Lender or an approved fund, and (c) any Issuing Lender with significant exposure, unless a First Lien Term Loan is being assigned. In the case of a partial assignment (other than to another First Lien Lender, an affiliate of a First Lien Lender or an approved fund), the minimum assignment amount shall be $1,000,000 (in the case of the First Lien Term Facility) and $5,000,000 (in the case of the Revolving Facility), in each case unless otherwise agreed by the Company and the First Lien Administrative Agent. The First Lien Administrative Agent shall receive a processing and recordation fee of $3,500 in connection with each assignment. The First Lien Lenders shall also be permitted to sell participations in their First Lien Loans. Participants shall have the same benefits as the selling First Lien Lenders with respect to yield protection and increased cost provisions, subject to customary limitations. Voting rights of a participant shall be limited to those matters set forth in clause (a) of the preceding paragraph with respect to which the affirmative vote of the First Lien Lender from which it purchased its participation would be required. Pledges of First Lien Loans in accordance with applicable law shall be permitted without restriction.

Yield Protection:
The First Lien Credit Documentation shall contain customary provisions (a) protecting the First Lien Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy, liquidity requirements and other requirements of law (provided that (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented) and from the imposition of or changes in withholding or other taxes and (b) indemnifying the First Lien Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

Defaulting Lenders:
The First Lien Credit Documentation shall contain provisions relating to “defaulting” First Lien Lenders (including provisions relating to reallocation of participations in, or the Company providing cash collateral to support, Swingline Loans or Letters of Credit, to the suspension of voting rights and rights to receive certain fees, and to assignment of the Revolving Commitments or First Lien Loans of such First Lien Lenders).

Bail-in Provisions:	The First Lien Credit Documentation shall contain customary EU bail-in provisions.

Expenses and Indemnification:
Regardless of whether the Closing Date occurs, the Company shall pay (a) all reasonable, documented out-of-pocket expenses of the First Lien Administrative Agent, the First Lien and the First Lien Lead Arrangers associated with the syndication of the First Lien Facilities and the preparation, execution, delivery and administration of the First Lien Credit Documentation and any amendment or waiver with respect thereto (including the reasonable, documented fees, disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the First Lien Administrative Agent and the First Lien Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the First Lien Credit Documentation.

The First Lien Administrative Agent, the First Lien Lead Arranger, the Co-Syndication Agents and the First Lien Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities or expenses (including the reasonable fees, disbursements and other charges of counsel) incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of the relevant indemnified person (or its related parties).

Governing Law and Forum:    New York.
Counsel to the First Lien Administrative
Agent and the Commitment Party:    Simpson Thacher & Bartlett LLP.B-I-3

Annex I to Exhibit B
INTEREST AND CERTAIN FEES

Interest Rate Options:
The Company may elect that the First Lien Loans comprising each borrowing bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Eurodollar Rate, plus the Applicable Margin; provided that all Swingline Loans shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

As used herein:
“ABR” means the highest of (i) the rate of interest publicly announced by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (ii) the federal funds or overnight bank lending effective rate from time to time plus 0.50% and (iii) the Eurodollar Rate applicable for an interest period of one month plus 1.00%; provided, however, that notwithstanding the rate calculated in accordance with the foregoing, at no time shall the ABR be less than 0% per annum.
“Eurodollar Rate” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three or six months (as selected by the Company) appearing on LIBOR01 Page published by Reuters (which may be an interpolated rate if no screen rate is available); provided, however, that notwithstanding the rate calculated in accordance with the foregoing, at no time shall the Eurodollar Rate with respect to the First Lien Term Loans (before giving effect to any adjustment for reserve requirement) be less than 1.0% per annum.
“Applicable Margin” means (a) with respect to First Lien Term Loans (i) 3.25%, in the case of ABR Loans and (ii) 4.25%, in the case of Eurodollar Loans and (b) with respect to Revolving Loans (including Swingline Loans), (x) initially (i) 1.50% in the case of ABR Loans and (ii) 2.50% in the case of Eurodollar Loans and (y) following the delivery of financial statements for the first full fiscal quarter following the Closing Date (the “Trigger Date”), a rate per annum in accordance with the pricing grid set forth below.

Level	Total Net Leverage Ratio	Commitment Fee	Eurodollar Rate	Standby Letter of Credit	Commercial Letter of Credit	ABR
I	Greater than or equal to 4.00x	0.45%	2.75%	2.75%	1.375%	1.75%
II	Less than 4.00x but greater than or equal to 3.25x	0.40%	2.50%	2.50%	1.25%	1.50%
III	Less than 3.25 but greater than or equal to 2.50x	0.35%	2.25%	2.25%	1.125%	1.25%
IV	Less than 2.50x but greater than or equal to 1.75x	0.30%	2.00%	2.00%	1.00%	1.00%
V	Less than 1.75x but greater than or equal to 1.00x	0.25%	1.75%	1.75%	0.875%	0.75%
VI	Less than 1.00x	0.20%	1.50%	1.50%	0.75%	0.50%

“ABR Loans” means Loans bearing interest based upon the ABR.

“Eurodollar Loans” means Loans bearing interest based upon the Eurodollar Rate.
Interest Payment Dates:    In the case of ABR Loans, quarterly in arrears.
In the case of Eurodollar Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:
The Borrower shall pay a commitment fee calculated at a rate per annum on the average daily unused portion of the Revolving Facility, payable quarterly in arrears, which shall initially be equal to 0.40%, and, following the Trigger Date, a rate per annum in accordance with the pricing grid set forth above. Swingline Loans shall, for purposes of the commitment fee calculations only, not be deemed to be a utilization of the Revolving Facility.

Letter of Credit Fees:
The Company shall pay a fee on the face amount of each standby Letter of Credit and each commercial Letter of Credit at a per annum rate equal to the Applicable Margin then in effect. Such fee shall be shared ratably among the First Lien Lenders participating in the Revolving Facility and shall be payable quarterly in arrears.

A fronting fee in an amount to be agreed on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate:
At any time when the Company is in default in the payment of any amount under the First Lien Facilities, after giving effect to any applicable grace period, such overdue amounts shall bear interest at 2.00% per annum above the rate otherwise applicable thereto (or, in the event there is no applicable rate, 2.00% per annum in excess of the rate otherwise applicable to Revolving Loans maintained as ABR Loans from time to time).

Rate and Fee Basis:
All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.C-9

EXHIBIT C
$100 million
Second Lien Term Facility
Summary of Terms and Conditions
Set forth below is a summary of the principal terms and conditions for the Second Lien Term Facility. Capitalized terms used but not defined shall have the meanings set forth in the Commitment Letter to which this Exhibit C is attached and in Exhibits A and B and D attached thereto.

4.	PARTIES

Borrower:	Columbus McKinnon Corporation (the “Company” or the “Borrower”).

Guarantors:
Each of the Company’s direct and indirect, existing and future, U.S. subsidiaries and certain non-U.S. subsidiaries (the “Guarantors”; together with the Company, the “Loan Parties”), subject to exceptions substantially similar to those set forth in the Existing Credit Agreement.

Sole Lead Arranger and

Sole Bookrunner:	JPMorgan Chase Bank, N.A. (“JPMorgan” or in such capacity, the “Second Lien Lead Arranger”).

Administrative Agent:	An institution to be identified by the Second Lien Lead Arranger in consultation with the Company (in such capacity, the “Second Lien Administrative Agent”).
Lenders:                A syndicate of banks, financial institutions and other entities arranged by the Commitment Party (collectively, the “Second Lien Lenders”).

5.     TYPES AND AMOUNTS OF FIRST LIEN FACILITIES

A. Second Lien Term Facility

Type and Amount:	An 8 year term loan facility (the “Second Lien Term Facility”) in the amount of $100 million (the loans thereunder, the “Second Lien Term Loans”).

Maturity:	The Second Lien Term Loans will mature on the date that is 8 years after the funding of the Second Lien Term Loans (the
“Second Lien Term Maturity Date”).

The Second Lien Term Loans will be due and payable on the Second Lien Term Maturity Date.

Availability:	The Second Lien Term Loans shall be made in a single drawing on the Closing Date. Repayments and prepayments of the Second Lien Term Loans may not be reborrowed.

Use of Proceeds:	The proceeds of the Second Lien Term Loans will be used to finance in part the Transactions and to pay related fees and expenses.

C. Incremental Facility:
The Second Lien Credit Documentation will permit the Company to add one or more incremental term loan facilities to the Second Lien Term Facility (each, an “Second Lien Incremental Term Facility”) in an aggregate principal amount (the “Available Incremental Amount”) of the sum of (a) $75 million plus (b) unlimited amounts subject to pro forma compliance with a Total Net Senior Secured Leverage Ratio (to be defined as agreed by the parties and only including debt secured by a lien on assets) of 3.70:1.00 (it being understood that the Borrower shall be deemed to have used the amounts under clause (b) prior to utilization of clause (a)); provided that (i) no Lender will be required to participate in any such Second Lien Incremental Term Facility, (ii) no event of default or default exists or would exist after giving effect thereto, (iii) the representations and warranties in the Second Lien Credit Documentation shall be true and correct in all material respects immediately prior to, and after giving effect to, the incurrence of such Second Lien Incremental Facility, (iv) the maturity date and weighted average life to maturity of any such Second Lien Incremental Term Facility shall be no earlier than the maturity date and weighted average life to maturity, respectively, of the Second Lien Term Loan Facility, (v) the interest rates and, subject to clause (v) above, amortization schedule applicable to any Second Lien Incremental Term Facility shall be determined by the Company and the lenders thereunder provided that, prior to the first anniversary of the Closing Date, the all-in yield (whether in the form of interest rate margins, original issue discount, upfront fees or LIBOR/ABR floors) applicable to any Second Lien Incremental Term Facility will not be more than 0.50% higher than the corresponding all-in yield (giving effect to interest rate margins, original issue discount, upfront fees and LIBOR/ABR floors) for the existing Second Lien Term Facility, unless the interest rate margins with respect to the existing Second Lien Term Facility is increased by an amount equal to the difference between the all-in yield with respect to the Incremental Second Lien Term Facility and the corresponding all-in yield on the existing Second Lien Term Loan Facility minus 0.50%; and (vi) any Second Lien Incremental Term Facility shall otherwise be on terms and pursuant to documentation to be determined, provided that, to the extent such terms and documentation are not consistent with the Second Lien Term Loan Facility (except to the extent permitted by clause (iv) or (v) above), they shall be reasonably satisfactory to the Second Lien Administrative Agent. The proceeds of the Second Lien Incremental Term Facility shall be used for general corporate purposes of the Company and its subsidiaries.

3. CERTAIN PAYMENT PROVISIONS
Fees and Interest Rates:    As set forth on Annex I.
Optional Prepayments and

Commitment Reductions:
Second Lien Loans may be prepaid in whole or in part without premium or penalty, in minimum amounts to be agreed, at the option of the Company at any time upon one day’s (or, in the case of a prepayment of (i) Eurodollar Loans (as defined in Annex I hereto) denominated in U.S. dollars, three days’ notice and (ii) Optional prepayments of the Second Lien Term Loans shall be applied as directed by the Company.

Any (i) voluntary prepayment of the Second Lien Term Loans and (ii) mandatory prepayment of the Second Lien Term Loans using proceeds of indebtedness incurred by the Borrower from a substantially concurrent incurrence of indebtedness, in each case, shall be accompanied by a prepayment fee equal to (a) 2.0% of the aggregate principal amount of such prepayment if made on or prior to the first anniversary of the Closing Date and (b) 1.0% of the aggregate principal amount of such prepayment if made after first anniversary of the Closing but on or prior to the second anniversary of the Closing Date; provided that, in no event shall such fee be payable in connection with any prepayment or repayment in connection with an initial public offering, change of control, acquisition or other investment otherwise prohibited by the Second Lien Credit Documentation (as defined below).

Mandatory Prepayments:	Mandatory prepayments of Second Lien Term Loans shall be required from:
(a)100% of the net cash proceeds from any non-ordinary course sale or other disposition of assets (including as a result of casualty or condemnation) by the Company and its subsidiaries (subject to exceptions and reinvestment rights to be agreed);
(b)100% of the net cash proceeds from issuances or incurrences of debt by the Company and its subsidiaries (other than indebtedness permitted by the Second Lien Term Facility); and
(c)50% with step-downs to 25% and 0% based upon the achievement and maintenance of a Total Net Senior Secured Leverage Ratio equal to or less than 3.45:1.00 and 2.45:1.00, respectively (such stepdowns, the “Excess Cash Flow Stepdowns”) of annual Excess Cash Flow (to be defined in a manner to be agreed) of the Company and its subsidiaries; provided that any voluntary prepayments under the First Lien Term Facility or of Second Lien Term Loans during the applicable fiscal year or after year-end and prior to the time such Excess Cash Flow prepayment is due, other than prepayments funded with the proceeds of indebtedness, shall be credited against Excess Cash Flow prepayment obligations for such fiscal year on a dollar-for-dollar basis without duplication of any such credit in any prior fiscal year.
Any such mandatory prepayment of Second Lien Term Loans is subject to the prior repayment in full of the First Lien Term Facility (including any Incremental First Lien Term Facilities) unless such prepayment is expressly permitted by the First Lien Credit Documentation.
Mandatory prepayments of the Second Lien Term Loans may not be reborrowed.
COLLATERAL

Collateral:
Subject to exclusions and limitations consistent with the First Lien Facilities, the obligations of each of the Company and the Guarantors in respect of the Second Lien Term Facility shall be secured by a perfected second priority security interest in all of its tangible and intangible assets (including, without limitation, intellectual property and all of the capital stock of its direct subsidiaries (limited, in the case of foreign subsidiaries, to 65% of the capital stock thereof)), except for those assets as to which the Second Lien Administrative Agent shall determine in its sole discretion that the cost of obtaining a security interest therein is excessive in relation to the value of the security to be afforded thereby.
The liens securing the Second Lien Term Facility will rank junior to the liens securing the First Lien Facilities and any permitted refinancing thereof. The lien priority, relative rights and other creditors’ rights issues in respect of the Second Lien Term Facility and the First Lien Facilities shall be governed by the Intercreditor Agreement.
6.     CERTAIN CONDITIONS

Conditions Precedent:	The availability of the Second Lien Term Facility on the Closing Date will be subject only to the conditions precedent set forth in Exhibit D.
6.     DOCUMENTATION
Second Lien Credit

Documentation:
The definitive documentation for the Second Lien Term Facility (the “Second Lien Credit Documentation”) shall (i) be consistent with this Exhibit C, (ii) contain only those representations and warranties, expressly set forth in this Term Sheet and (iii) otherwise contain terms and provisions which are substantially similar to the terms and provisions of the Existing Credit Agreement, together with other terms and provisions to be mutually agreed upon, subject to the Limited Conditionality Provision (it being understood and agreed that the only conditions to the availability and funding of the Second Lien Term Loans on the Closing Date are the conditions set forth in Exhibit D to the Commitment Letter).

Financial Covenants:    None
The Second Lien Documentation with contain a 20% cushion to the corresponding ratios, thresholds and dollar baskets in the First Lien Documentation for applicable provisions, including representations and warranties, affirmative covenants, negative covenants and events of default.

Representations and Warranties:
Existence, qualification and power; authorization; no contravention; governmental authorization; other consents; binding effect; financial statements; no material adverse effect; no internal control event; litigation; no default; ownership of property; liens; environmental compliance; insurance; taxes; ERISA compliance; subsidiaries; equity interests; margin regulations; investment company act; other regulations; disclosure; compliance with laws; intellectual property; licenses, etc.; perfection of security interest; properties; solvency; bank accounts; obligations as senior debt; use of proceeds; representations as to foreign loan parties; anti-corruption laws and sanctions.

Affirmative Covenants:
Financial statements; certificates; other information; notices; payment of obligations; preservation of existence, etc.; maintenance of properties; maintenance of insurance; compliance with laws, organizational documents and contractual obligations; books and records; inspection rights; use of proceeds; additional guarantors and pledgors; approvals and authorizations; environmental laws; centre of main interest and establishment.

Negative Covenants:	Limitations on: indebtedness (including guarantee obligations; which shall permit among other things, Incremental Equivalent Debt (as defined below));

liens; mergers, consolidations, liquidations and dissolutions; sales of assets; dividends and other payments in respect of capital stock; acquisitions, investments, loans and advances; prepayments and modifications of subordinated and junior lien debt instruments; transactions with affiliates; sale-leasebacks; changes in fiscal year; hedging arrangements; negative pledge clauses (including, without limitation, negative pledge clauses with respect to real property) and clauses restricting subsidiary distributions; changes in lines of business; and amendments to certain material agreements (including the Purchase Agreement, and the other transaction documents); provided that the Borrower shall be permitted to utilize the Cumulative Credit in a manner consistent with the First Lien Facilities, subject to pro forma compliance with a Total Net Leverage Ratio to be agreed.
For purposes of this Exhibit C, “Incremental Equivalent Debt” means indebtedness in an amount not to exceed the then available Available Incremental Amount consisting of one or more credit or debt facilities (senior secured pari passu with the Second Lien Term Facility, junior secured or unsecured), the issuance of senior secured first lien or junior lien notes, subordinated notes or senior unsecured notes, in each case issued in a public offering, Rule 144A or other private placement or bridge facility in lieu of the foregoing, or secured or unsecured “mezzanine” debt, in each case on customary terms and conditions; provided that any Incremental Equivalent Debt incurred that is (x) secured on a junior lien basis to the Second Lien Term Facility will be subject to pro forma compliance with a maximum Total Net Senior Secured Leverage Ratio (to be defined as agreed by the parties) of 3.70:1.00 or (y) unsecured will be subject to pro forma compliance with a maximum Total Net Leverage Ratio of 4.50:1.00.

Events of Default:
Nonpayment of principal when due; nonpayment of interest or fees within 3 business days of when due or other amounts after 5 business days from when due; material inaccuracy of a representation or warranty when made; violation of a covenant (subject, in the case of certain affirmative covenants, to a grace period of 30 days); cross-default to material indebtedness; bankruptcy events; certain ERISA events; material judgments; actual or asserted invalidity of any guarantee, security document or subordination provisions or non-perfection of any security interest; and a change of control (the definition of which is to be agreed).

Voting:
Amendments and waivers with respect to the Second Lien Credit Documentation shall require the approval of Second Lien Lenders holding more than 50% of the aggregate amount of the Second Lien Term Loans and Revolving Commitments (the “Required Second Lien Lenders”), (b) the consent of each Second Lien Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of any amortization or final maturity of any Second Lien Loan, (ii) assignments or transfers by the Borrower of its rights and obligations under the Second Lien Credit Documentation, (iii) reductions in the rate of interest or any fee or extensions of any due date thereof, (iv) increases in the amount or extensions of the expiry date of any Lender’s commitment and (iv) changes in the pro rata sharing provisions and (b) the consent of 100% of the Second Lien Lenders shall be required with respect to (i) reductions of any of the voting percentages, (ii) releases of all or substantially all the collateral and (iii) releases of all or substantially all of the Guarantors.
The Second Lien Credit Documentation shall contain customary provisions for replacing non-consenting Second Lien Lenders in connection with amendments and waivers requiring the consent of all Second Lien Lenders or of all Lenders directly affected thereby so long as the Required Second Lien Lenders of the aggregate amount of the Second Lien Term Loans shall have consented thereto.

Assignments and Participations:
The Second Lien Lenders shall be permitted to assign all or a portion of their Second Lien Loans and commitments with the consent, not to be unreasonably withheld, of (a) the Company, unless (i) the assignee is a Second Lien Lender, an affiliate of a Second Lien Lender or an approved fund or (ii) an event of default has occurred and is continuing, and (b) the Second Lien Administrative Agent, unless a Second Lien Term Loan is being assigned to a Second Lien Lender, an affiliate of a Second Lien Lender or an approved fund. In the case of a partial assignment (other than to another Second Lien Lender, an affiliate of a Second Lien Lender or an approved fund), the minimum assignment amount shall be $1,000,000 unless otherwise agreed by the Company and the Second Lien Administrative Agent. The Second Lien Administrative Agent shall receive a processing and recordation fee of $3,500 in connection with each assignment. The Second Lien Lenders shall also be permitted to sell participations in their Loans. Participants shall have the same benefits as the selling Second Lien Lenders with respect to yield protection and increased cost provisions, subject to customary limitations. Voting rights of a participant shall be limited to those matters set forth in clause (a) of the preceding paragraph with respect to which the affirmative vote of the Second Lien Lender from which it purchased its participation would be required. Pledges of Loans in accordance with applicable law shall be permitted without restriction.

Yield Protection:
The Second Lien Credit Documentation shall contain customary provisions (a) protecting the Second Lien Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy, liquidity requirements and other requirements of law (provided that (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented) and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Second Lien Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

Defaulting Lenders:	The Second Lien Credit Documentation shall contain provisions relating to “defaulting” Second Lien Lenders (including provisions relating to the suspension of voting rights and rights to receive certain fees, and to assignment of the Second Lien Loans of such Second Lien Lenders).

Bail-in Provisions:	The Second Lien Credit Documentation shall contain customary EU bail-in provisions.

Expenses and Indemnification:
Regardless of whether the Closing Date occurs, the Company shall pay (a) all reasonable, documented out-of-pocket expenses of the Second Lien Administrative Agent, the Second Lien and the Second Lien Lead Arrangers associated with the syndication of the Second Lien Term Facility and the preparation, execution, delivery and administration of the Second Lien Credit Documentation and any amendment or waiver with respect thereto (including the reasonable, documented fees, disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the Second Lien Administrative Agent and the Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Second Lien Credit Documentation.

The Second Lien Administrative Agent, the Second Lien Lead Arranger, the Co-Syndication Agents and the Second Lien Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities or expenses (including the reasonable fees, disbursements and other charges of counsel) incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of the relevant indemnified person (or its related parties).
Governing Law and Forum:    New York.
Counsel to the Second Lien Administrative
Agent and the Commitment Party:    Simpson Thacher & Bartlett LLP.C-I-2

Annex I to Exhibit B
INTEREST AND CERTAIN FEES

Interest Rate Options:
The Company may elect that the Second Lien Loans comprising each borrowing bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Eurodollar Rate, plus the Applicable Margin.

As used herein:
“ABR” means the highest of (i) the rate of interest publicly announced by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (ii) the federal funds effective or overnight bank lending rate from time to time plus 0.50% and (iii) the Eurodollar Rate applicable for an interest period of one month plus 1.00%; provided, however, that notwithstanding the rate calculated in accordance with the foregoing, at no time shall the ABR be less than 0% per annum.
“Eurodollar Rate” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three or six months (as selected by the Company) appearing on LIBOR01 Page published by Reuters (which may be an interpolated rate if no screen rate is available) ; provided, however, that notwithstanding the rate calculated in accordance with the foregoing, at no time shall the Eurodollar Rate (before giving effect to any adjustment for reserve requirement) be less than 1.0% per annum.
“Applicable Margin” means (i) 7.25%, in the case of ABR Loans and (ii) 8.25%, in the case of Eurodollar Loans.

“ABR Loans” means Loans bearing interest based upon the ABR.

“Eurodollar Loans” means Loans bearing interest based upon the Eurodollar Rate.
Interest Payment Dates:    In the case of ABR Loans, quarterly in arrears.
In the case of Eurodollar Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Default Rate:
At any time when the Company is in default in the payment of any amount under the Second Lien Term Facility, after giving effect to any applicable grace period, such overdue amounts shall bear interest at 2.00% per annum above the rate otherwise applicable thereto.

Rate and Fee Basis:
All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.D-2

EXHIBIT D
PROJECT SWANLAKE
Conditions
The availability of the Senior Secured Facilities shall be subject to the satisfaction of the following conditions (in each case, subject to the Limited Conditionality Provision). Capitalized terms used but not defined herein have the meanings set forth in the Commitment Letter to which this Exhibit D is attached and in Exhibits A, B and C thereto.
1.Each party thereto shall have executed and delivered the First Lien Credit Documentation and, if applicable, the Second Lien Credit Documentation (including the Intercreditor Agreement) (collectively, the “Credit Facilities Documentation”) on terms consistent with the Commitment Letter and otherwise reasonably satisfactory to both the Loan Parties and the Commitment Party, and the Commitment Party shall have received:

a.	customary closing certificates and legal opinions; and

b.
a certificate from the chief financial officer of the Company, in form and substance reasonably acceptable to the Commitment Party, certifying that the Company and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.

2.On the Closing Date, after giving effect to the Transactions, all obligations with respect to facilities governed by the Existing Credit Agreement shall have been paid in full, the commitments under the Existing Credit Agreement shall have been terminated and all liens created in connection therewith shall have been released.

3.The Acquisition shall be consummated pursuant to the Purchase Agreement, substantially concurrently with the initial funding of the Senior Secured Facilities, and no provision thereof shall have been amended, modified or waived, and no consent shall have been given thereunder, in any manner materially adverse to the interests of the Commitment Party or the Lenders without the prior written consent of the Commitment Party.

4.The closing of the Credit Facilities shall have occurred on or before the Expiration Date.

5.The Commitment Party shall have received (i) (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its subsidiaries, for the three most recently completed fiscal years ended at least 90 days before the Closing Date and (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its subsidiaries, for each subsequent fiscal quarter ended at least 45 days before the Closing Date; provided that filing of the required financial statements on form 10-K and form 10-Q by the Company will satisfy the foregoing requirements of this clause (i) and (ii) pro forma financial statements (balance sheet and profit and loss statement) of the Target as of December 31, 2016, to the extent delivered under the Purchase Agreement, prepared in accordance with International Financial reporting Standards and verified by Ernst & Young Oy, Finland in accordance with the Agreed-Upon Procedures (as defined in the Purchase Agreement).

6.As a condition to the availability of the Senior Secured Facilities, the Lead Arrangers (a) shall have received one or more customary confidential information memoranda and other marketing material customarily used for the syndication of the Senior Secured Facilities and (b) shall have been afforded a reasonable period of time to syndicate the Senior Secured Facilities, which in no event shall be less than 18 consecutive business days from the date of delivery of the confidential information memorandum to the Lenders, provided that if such 18 consecutive business day period has not ended prior to December 19, 2016, then it will not commence until January 3, 2017.

7. (a) Each of the Purchase Agreement Representations shall be true and correct in all respects, except to the extent expressly made as of an earlier date, in which case such Purchase Agreement Representations shall have been true and correct in all respects as of such earlier date.

(b) Each of the Specified Representations shall be true and correct in all material respects (or in all respects, if qualified by materiality), except to the extent expressly made as of an earlier date, in which case such Specified Representations shall have been true and correct in all material respects (or in all respects, if qualified by materiality) as of such earlier date.
8.All fees and expenses due to the Commitment Party, the First Lien Lenders and the Second Lien Lenders shall have been paid or shall have been authorized to be deducted from the proceeds of the initial fundings under the Senior Secured Facilities.

9.(a) Each of the First Lien Administrative Agent and the Second Lien Administrative Agent, as applicable, shall have received a completed and fully executed perfection certificate with respect to you and your subsidiaries and the Target and its subsidiaries and the results of lien searches (and the equivalent thereof in all applicable foreign jurisdictions) and other customary evidence that there are no liens upon the assets of the Target and its subsidiaries which constitute collateral, other than liens permitted pursuant to Senior Secured Facilities Documentation, and otherwise in form and substance reasonably satisfactory to the applicable Administrative Agent and (b) all documents and instruments required to create and perfect the Administrative Agent’s security interest in the collateral shall have been executed and delivered by you and your subsidiaries and the Target and its subsidiaries and, if applicable, be in proper form for filing (or reasonably satisfactory arrangements shall have been mutually agreed upon for the execution, delivery and filing of such documents and instruments substantially concurrently with the consummation of the Acquisition) (it being understood that, to the extent any collateral (including the grant or perfection of any security interest) referred to in the Term Sheets is not or cannot be provided on the Closing Date (other than the grant and perfection of security interests (i) in assets with respect to which a lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code in jurisdictions within the United States of America or (ii) in capital stock of the Borrowers, the Target and the Borrower’s U.S. subsidiaries (including the Target and its subsidiaries) that constitutes collateral with respect to which a lien may be perfected by the delivery of a stock certificate) after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision of such collateral shall not constitute a condition precedent to the availability of the Senior Secured Facilities on the Closing Date, but may instead be provided after the Closing Date pursuant to arrangements to be mutually agreed).